Exhibit 10.1

AMARANTUS BIOSCIENCE HOLDINGS, Inc. 953 Indiana St. c/o Janssen Labs San Francisco, CA 94107 Phone: 408 737 2734 Fax: 408 521 3636 www.amarantus.com info@amarantus.com

September 26, 2014

Gerald E. Commissiong

953 Indiana Street

San Francisco, CA 94107

Dear Mr. Commissiong:

This Offer Letter will renew your employment with Amarantus Bioscience Holdings, Inc. (the “Company”) as its President and Chief Executive Officer. This Offer Letter supersedes any and all previous employment agreements with the Company, whether oral or in writing, including but not limited to the July 10, 2014 offer letter.

Initially your annual Base Salary shall be $225,000 ($18,750 per month), (your “Base Salary”) which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Upon the Company’s “uplisting” to NASDAQ, your annual Base Salary will be immediately increased to $337,500, consistent with percentage increases across all of the Company’s other employment agreements. As an employee, you are also eligible to receive certain employee benefits. The Company will also sponsor you for, and pay the expenses associated with, your application for permanent residency in the United States. Subject to the provisions below, you should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition to your Base Salary, you will also be eligible for a discretionary performance bonus (the “Performance Bonus”) equal to up to 35% of your Base Salary. Award of this Performance Bonus is conditioned upon the Company’s substantial performance in accordance with its annual plan as determined by the Company’s Board of Directors in its sole discretion. The milestones and their weight for your 2014 Performance Bonus is attached hereto as Exhibit A. The Performance Bonus, if any, shall be paid on or before March 15th of each year during which you are still employed by the Company.

The Company will also provide you with a Signing Bonus of $50,000, less standard deductions and withholdings, within ten (10) days of your execution of this Employment Agreement.

In addition, it will be recommended at the first meeting of the Company’s Board of Directors following your acceptance of this Offer Letter that the Company grant you an option to purchase 5 million shares equivalent to approximately 0.5% of the fully diluted outstanding shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Your employment with the Company shall be “at will,” which means that your employment relationship with the Company is terminable by either party at any time with or without cause. However, in the event Company terminates your employment without Cause, or you terminate your employment with Good Reason, you shall, upon execution of a standard release, be entitled to a severance package of (i) one year of your then current annual Base Salary to be paid in the form of monthly salary continuation; (ii) one year of healthcare benefit continuation; (iii) a full Performance Bonus of 35% of your then current annual Base Salary; and (iv) immediate acceleration of 25% of all outstanding unvested equity awards then held by you.

“Cause” shall mean (i) your gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) your willful and habitual neglect of your employment duties; (iii) your commission of any act of fraud with respect to the Company; (iv) your conviction of or plea of guilty or nolo contendere to felony criminal conduct or any crime involving moral turpitude; or (v) your violation of any confidentiality agreement that you have entered into with the Company.

“Good Reason” shall mean either of the following events which is not cured by the Company within 30 days after written notice thereof is provided to the Company by you: (i) any material reduction of your annual base salary; (ii) any involuntary relocation of your principal place of business to a location that would increase your one-way commute by more than thirty (30) miles; (iii) a substantial and material adverse change, without your written consent, in your authority or duties causing your position to have materially less responsibility; or (iv) any material breach by the Company of any provision of your Employment Agreement, after written notice delivered to the Company of such breach and the Company's failure to cure such breach.

If your employment terminates involuntarily without Cause or for Good Reason in connection with or during the twelve (12) month period following the effective date of a Change in Control, and provided such termination constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), in addition to the severance set forth above, the Company shall cause all outstanding equity awards then held by you (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully immediately vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the date of such termination.

“Change of Control” shall mean the occurrence of: (i) any reorganization, consolidation or merger of the Company with or into any other corporation or other entity or person, by means of any transaction or series of related transactions, in which the Company’s stockholders as constituted immediately prior to such transaction(s) hold less than 50% of the voting power of the surviving or acquiring entity; or (ii) a sale of all or substantially all of the assets of the Company.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. However, the Company agrees that you will be permitted to serve as an advisor or board member for other companies or organizations, so long as such service does not interfere with your obligations to the Company and such company or organization is not directly related to the business in which the Company is now involved or becomes involved during the term of your employment. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you are expected to abide by the Company’s rules and standards. Specifically, you are required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To accept the Company’s offer, please sign and date this Offer Letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Company’s Board of Directors and you.

We look forward to your favorable reply and to continue working with you at Amarantus Bioscience Holdings, Inc.

Sincerely,
/s/ Robert Harris
Mr. Robert L. Harris, JD

Lead Director

Agreed to and accepted:

Signature:	/s/ Gerald Commissong

Printed Name:	Mr. Gerald E. Commissiong

Title:	President & CEO

Date:	October 6, 2014

Exhibit A

MILESTONES	% OF PERFORMANCE BONUS	COMPLETION TIMING
Nasdaq uplist	30%	12/31/14
Eltoprazine US IND filed and approved for LID	30%	12/31/14
LymPro partner validation of analytical performance package (APP) and CLIA certification	25%	12/31/14
MANF Orphan drug designation applications filed and approved for both ocular ischemic syndrome (OIA) and Retinitis pigmentosa	15%	12/31/14
TOTAL	100%